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March 7, 2007

Morgan Stanley Capital I Inc.
Attn: Andrew Berman
1585 Broadway
New York, NY 10036

RE: Annual Statement as to Compliance
       MSCI Series 2006 IQ11

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-IQ11, as an authorized officer of NCB, FSB (the "NCB, FSB Master Servicer"), I hereby certify that:
a.	A review of the activities of the NCB Master Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b.	To the best of my knowledge, based on these reviews, the NCB Master Sevicer has fulfilled all obligations under this agreement in all material respects throughout the year.

c.
We have received no notice regarding the qualification, or challenging the status, of the Upper-Tier REMIC, the Lower-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust from the IRS or any other governmental agency or body.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2007.

NCB, FSB

/s/ Michelle Connelly

Name: Michelle Connelly
Title: Senior Vice President, Investor Compliance

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